                                                                 EXHIBIT 10.141


                            ASSET PURCHASE AGREEMENT
                          DATED AS OF NOVEMBER 21,1996
                                  BY AND AMONG
                        VALUEVISION INTERNATIONAL, INC.;
                      VVI MANASSAS, INC.; WVVI(TV), INC.;
                 PAXSON COMMUNICATIONS OF WASHINGTON-66, INC.;
                                      AND
                       PAXSON COMMUNICATIONS CORPORATION

                               TABLE OF CONTENTS



                                                                                                              PAGE
SECTION 1                    CERTAIN DEFINITIONS........................................................        1
                    1.1      Terms Defined in this Section .............................................        1
                    1.2      Terms Defined Elsewhere in this Agreement .................................        4

SECTION 2                     PURCHASE AND SALE OF ASSETS...............................................        6
                    2.1      Agreement to Sell and Buy .................................................        6
                    2.2      Excluded Assets ...........................................................        7
                    2.3      Purchase Price and Purchase Price Adjustment ..............................        8
                    2.4      Working Capital Credits and Payment .......................................        9
                             (a) Prorations ............................................................        9
                             (b) Expenses and Revenues Not Proprorated .................................        9
                             (c) Manner of Determining Prorations ......................................       10
                             (d) Payments at Closing With Respect to Working Capital Credits ...........       10
                             (e) Payments to Reflect Final Determination of Working Capital Credits ....       11

                    2.5      Assummption of Liabilities and Obligations ................................       11

SECTION 3                    REPRESENTATIONS  AND WARRANTIES OF SELLERS AND
                             VALUEVISION................................................................       12
                    3.1      Organization, Standing and Authority ......................................       12
                    3.2      Authorization and Binding Obligation ......................................       12
                    3.3      Absence of Conflicting Agreements .........................................       12
                    3.4      Governmental ..............................................................       13
                    3.5      Real Property .............................................................       13
                    3.6      Tangible Personal Property ................................................       13
                    3.7      Contracts .................................................................       13
                    3.8      Consents ..................................................................       14
                    3.9      Intangibles ...............................................................       14
                   3.10      Financial Statements ......................................................       14
                   3.11      Insurance .................................................................       14
                   3.12      Reports ...................................................................       14
                   3.13      Labor Relations ...........................................................       14
                   3.14      Taxes .....................................................................       14
                   3.15      Claims and Legal Actions ..................................................       15
                   3.16      Compliance with Licenses ..................................................       15
                   3.17      Conduct of Business in Ordinary Course ....................................       15
                   3.18      Transactions with Affiliates ..............................................       15

                   3.19      No Broker .................................................................       15
                   3.20      Accredited Investor Investment Knowledge; Distribution ....................       15
                   3.21      Disclaimer Warranties .....................................................       16

SECTION 4                    REPRESENTATIONS AND WARRANTIES OF BUYER AND PCC............................       16
                    4.1      Organization Standing, and Authority ......................................       16
                    4.2      Authorization and Binding Obligation ......................................       16
                    4.3      Absence of Conflict Agreements ............................................       16
                    4.4      Licensee Qualifications ...................................................       17
                    4.5      No Broker .................................................................       17
                    4.6      Acknowledgment of "As-Is-Where-Is" Sale ...................................       17

SECTION 5                    OPERATIONS OF THE STATION PRIOR TO CLOSING.................................       18
                    5.1      Generally .................................................................       18
                    5.2      Contracts .................................................................       18
                    5.3      Disposition of Assets .....................................................       18
                    5.4      Encumbrances ..............................................................       18
                    5.5      Licenses ..................................................................       18
                    5.6      Obligations ...............................................................       18
                    5.7      Exclusivity ...............................................................       19
                    5.8      Access to Information .....................................................       19
                    5.9      Maintenance of Asssets ....................................................       20
                   5.10      Insurance .................................................................       20
                   5.11      Consents ..................................................................       20
                   5.12      Books and Records .........................................................       20
                   5.13      Notification ..............................................................       20
                   5.14      Financial Information .....................................................       20
                   5.15      Compliance with Laws ......................................................       20

SECTION 6                  SPECIAL COVENANTS AND AGREEMENTS ............................................       21

                    6.1      FCC Consent ...............................................................       21
                    6.2      Control of the Station ....................................................       21
                    6.3      Risk of Loss ..............................................................       21
                    6.4      Confidentiality ...........................................................       22
                    6.5      Cooperation ...............................................................       22
                    6.6      Access to Books and Records ...............................................       22
                    6.7      [Intentionally omitted] ...................................................       22
                    6.8      HSR Act Filling ...........................................................       22
                    6.9      Title to Real Property ....................................................       23
                   6.10      Environmental Survey ......................................................       24
                   6.11      Engineering Study .........................................................       24
                   6.12      Sales Tax Fillings ........................................................       25
                   6.13      Accounts Receivable .......................................................       25

                             (a) Collection ............................................................       25
                             (b) Payments to Value Vision ..............................................       25
                             (c) Further Obligations ...................................................       25
                   6.14      No Inconsistent Action ....................................................       25
                   6.15      CTN Lease .................................................................       26
                   6.16      Acquisition of Transmitter Site and Relocation of Studio ..................       26

SECTION 7                    CONDITIONS TO OBLIGATIONS OF BUYER AND SELLERS AT
                             CLOSING....................................................................       26
                   7.1       Conditions to Obligations of Buyer.........................................       26
                             (a) FCC Consent ...........................................................       26
                             (b) [Intentionally omitted ................................................       26
                             (c) HSR Act ...............................................................       26
                             (d) Deliveries ............................................................       26
                             (e) Station ...............................................................       26

                   7.2     Conditions to Obligations of Buyers of Sellers...............................       26
                             (a) Representations and Warranties ........................................       26
                             (b) Covenants and Conditions ..............................................       27
                             (c) Deliveries ............................................................       27
                             (d) FCC Consent ...........................................................       27
                             (e) HSR Act ...............................................................       27
                             (f) Judgments .............................................................       27

SECTION 8                    CLOSING AND CLOSING DELIVERIES.............................................       27
                    8.1      Closing ...................................................................       27
                             (a) Closing Date ..........................................................       27
                             (b) Closing Place .........................................................       28

                    8.2      Deliveries by Sellers......................................................       28
                             (a) Deeds .................................................................       28
                             (b) Other Conveyancing Documents ..........................................       28
                             (c) Working Capital Payment ...............................................       28
                             (d) Estoppel Certificates and Lessor's Consents ...........................       28
                             (e) Consents ..............................................................       28
                             (f) Certificate ...........................................................       28
                             (g) Licenses, Contracts, Business Records, Etc ............................       28
                    8.3      Deliveries by Buyer and PCC................................................       29
                             (a) Purchase Price ........................................................       29
                             (b) Working Capital Payment ...............................................       29
                             (c) Assumption Agreements .................................................       29
                             (d) Certificate ...........................................................       29

SECTION 9                    TERMINATION................................................................       29
                   9.1       Termination by Sellers and Value Vision....................................       29
                             (a) Conditions ............................................................       29

                             (b) Judgments .............................................................       29
                             (c) Upset Date ............................................................       29
                             (d) Breach ................................................................       29
                   9.2       Termination by Buyer and PCC...............................................       30
                             (a) Title Defects .........................................................       30
                             (b) Environmental Hazards .................................................       30
                             (c) Technical Deficiencies ................................................       30
                             (d) Material Contracts ....................................................       30
                    9.3      Escrow Deposit ............................................................       30
                    9.4      Rights on Termination .....................................................       31
                    9.5      Specific Performance ......................................................       31
                    9.6      No Special Damages ........................................................       32

SECTION 10                   INDEMNIFICATION............................................................       32

                   10.1      Indemnification by Sellers and ValueVision ................................       32
                   10.2      Indemnification by Buyer and PCC ..........................................       32
                   10.3      Procedure for Indemnification .............................................       33

SECTION 11                   [Intentionally omitted]....................................................       33

SECTION 12                   MISCELLANEOUS..............................................................       34
                   12.1      Fees and Expenses .........................................................       34
                   12.2      Notices ...................................................................       34
                   12.3      Arbitration ...............................................................       35
                   12.4      Benefit and Binding Effect ................................................       35
                   12.5      Further Assurances ........................................................       36
                   12.6      GOVERNING LAW .............................................................       36
                   12.7      Headings ..................................................................       36
                   12.8      Gender and Number .........................................................       36
                   12.9      Entire Agreement ..........................................................       36
                   12.10     Waiver Compliance; Consents ...............................................       36
                   12.11     Counterparts ..............................................................       36

ADDENDUM I                 Registration Rights Provisions

                                  ASSET PURCHASE AGREEMENT

         This ASSET PURCHASE AGREEMENT is dated as of November 21, 1996, by and among VVI MANASSAS, INC., a Minnesota corporation("VVI Manassas"); WVVI(TV), INC., a Virginia corporation ("WVVI"); VALUEVISION INTERNATIONAL INC., a Minnesota corporation ("Value Vision"); PAXSON COMMUNICATIONS OF WASHINGTON-66, INC., a Florida corporation ("Buyer"); and PAXSON COMMUNICATIONS CORPORATION, a Delaware corporation ("PCC").

                             PRELIMINARY STATEMENT

         WHEREAS, WVVI is the licensee of television station WVVI in Manassas, Virginia (the "Station") pursuant to licenses issued by the Federal Communications Commission (the "FCC") and the owner of certain assets used in the operation of the Station; and

         WHEREAS, VVI Manassas is the owner of all of the outstanding capital stock of WVVI and certain assets used in the operation of the Station; and

         WHEREAS, VVI Manassas and WVVI desire to sell the assets used or held for use in the operation of the Station to Buyer, and Buyer desires to purchase such assets from VVI Manassas and WVVI, for the consideration and on the terms and conditions herein provided; and

         WHEREAS, each of VVI Manassas and WVVI is sometimes hereinafter referred to as a "Seller," and together they are hereinafter sometimes referred to as "Sellers."

                                  AGREEMENTS

         In consideration of the above recitals and of the mutual agreements and covenants contained in this Agreement, the parties hereto, intending to be bound legally, agree as follows:

SECTION 1                     CERTAIN DEFINITIONS.

         1.1 Terms Defined in this Section. The following terms, as used in this Agreement, shall have the meanings set forth in this Section:

         "Affiliate' means "affiliate" as defined in Rule 12b-2 promulgated under the Exchange Act.

         "Affirmative Decision" means either: (a) a ruling by the Supreme Court in the Turner v. FCC case that affirms in whole (not in part) without remand for further determination of any issues, eq # the decision of the United States District Court in Turner v. FCC or (b) a ruling by the Supreme Court in the Turner v. FCC case that affirms the constitutionality of Section 4 of the Cable Television Consumer Protection and Competition Act of 1992 as applied to any class or category of television stations that is finally determined to include the Station.

         "Assets" means the assets to be sold, transferred, or otherwise conveyed to Buyer under this Agreement, as specified in Section 2. 1.

         "Assumed Contracts" means (a) all Material Contracts, (b) any other Contract fisted on Schedule 3.7 with respect to which Sellers are able to obtain and deliver to Buyer at or prior to the Closing any Consent required for the assignment of such Contract to Buyer, (c) contracts entered into prior to the date of this Agreement with advertisers for the sale of advertising time or production services for cash at rates consistent with past practices, (d) any Contracts entered into by any Seller between the date of this Agreement and the Closing Date that Buyer agrees in writing to assume, and (e) other contracts entered into by any Seller between the date of this Agreement and the Closing Date in compliance with Section 5.2.

         "Closing" means the consummation of the purchase and sale of the Assets pursuant to this Agreement in accordance with the provisions of Section 8.

         "Closing Date" means the date on which the Closing occurs, as determined pursuant to Section 8.

         "Consents" means the consents, permits, or approvals of government authorities and other third parties necessary to transfer the Assets to Buyer or otherwise to consummate the transactions contemplated by this Agreement, including consents to the assignment of the Assumed Contracts.

         "Contracts" means all contracts, leases, non-governmental licenses, and other agreements (including leases for personal or real property and employment agreements), written or oral (including any amendments and other modifications thereto) to which any Seller is a party or that are binding upon any Seller and that relate to or affect the Assets or the business or operations of the Station, and (a) that are in effect on the date of this Agreement or (b) that are entered into by any Seller between the date of this Agreement and the Closing Date.

         "CTN" means Capital Television Network, Inc., a Virginia corporation.

         "Effective Time" means 12:01 a.m., Eastern time, on the Closing Date.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "Escrow Agent" means First Union National Bank of Florida.

         "Escrow Agreement" means the Escrow Agreement to be entered into among Buyer, ValueVision, and the Escrow Agent in accordance with Section 9.3.

         "Exchange Act" means the Securities and Exchange Act of 1934, as amended.

       "Excluded Assets" means the assets described in Section 2.2(a) through
(k) of this Agreement.

         "FCC Consent" means action or actions by the FCC granting its consent to the assignment of all the FCC Licenses to Buyer as contemplated by this Agreement.

         "FCC Licenses" means all Licenses issued by the FCC to Sellers in connection with the existing or currently authorized business or operations of the Station.

       "Final Decision" means (a) a decision by the United States Supreme Court from which no further rehearing, remand, stay, injunction or other judicial proceedings are required or may be taken, or (b) a decision by a lower federal court, after remand from the United States Supreme Court, from which no further appeal, writ of certiorari, rehearing, remand, stay, injunction or other judicial proceedings are required or may be taken.

         "Final Order" means an action by the FCC that has not been reversed, stayed, enjoined, set aside, annulled, or suspended, and with respect to which no requests are pending for administrative or judicial review, reconsideration, appeal, or stay, and the time for filing any such requests and the time for the FCC to set aside the action on its own motion have expired.

         "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

         "Intangibles" means all copyrights, trademarks, trade names, service marks, service names, licenses, patents, permits, jingles, proprietary information, technical information and data, machinery and equipment warranties, and other similar intangible property rights and interests (and any goodwill associated with any of the foregoing) applied for, issued to, or owned by any Seller or under which any Seller is licensed or franchised and that are used or useful in the business and operations of the Station, together with any additions thereto between the date of this Agreement and the Closing Date.

         "Licenses" means all licenses, permits, construction permits, and other authorizations issued by the FCC, the Federal Aviation Administration, or any other federal, state, or local governmental authorities to any Seller, currently in effect and used in connection with the conduct of the business or operations of the Station, together with any additions thereto between the date of this Agreement and the Closing Date.

         "Material Contracts" means those Assumed Contracts that are designated on Schedule 3.7 as "Material Contracts."

         "NCCB" means National Capital Christian Broadcasting Inc., a Virginia corporation.

         "PCC Common Stock" means fully paid, non-assessable shares of the Class A Common Stock, $0. 00 I par value, of PCC, which shares shall not be registered under the Securities Act when issued, but shall be subject to the registration rights set forth in Addendum I to this Agreement.

         "Permitted Encumbrances" means (a) liens for current taxes not yet due and payable, (b) easements, covenants, conditions, and restrictions that are disclosed on Schedule 3.5, (c) other easements, covenants, conditions, and restrictions of record that affect any Real Property Interest and do not have a material adverse effect on the use of such Real Property Interest in the conduct of the business of the Station or materially detract from the value of such Real Property Interest in the conduct of the business of the Station, and
(d) other Title Defects that constitute Permitted Encumbrances pursuant to
Section 6.9(c).

         "Person" means an individual, corporation, association, partnership, joint venture, joint stock company, trust, estate, limited liability company, limited liability partnership, governmental entity, or other entity or organization.

         "Purchase Price" means the purchase price specified in Section 2.3.

         "Real Property" means all real property, and all buildings and other improvements thereon, whether or not owned or held by any Seller, used or useful in the business or operations of the Station, subject to the provisions of Section 6.16 of this Agreement.

         "Real Property Interests" means all interests in real property, including fee estates, leaseholds and sublease holds, purchase options, easements, licenses, rights to access, and rights of way, and all buildings and other improvements thereon, owned or held by any Seller that are used or useful in the business or operations of the Station, subject to the provisions of
Section 6.16 of this Agreement.

         "Securities Act" means the Securities Act of 1933, as amended.

         "Tangible Personal Property" means all machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, inventory, spare parts, and other tangible personal property owned or held by any Seller that is used or useful in the conduct of the business or operations of the Station, together with any additions thereto between the date of this Agreement and the Closing Date.

         1.2 Terms Defined Elsewhere in this Agreement. For purposes of this Agreement, the following terms have the meanings set forth in the Sections indicated:

Term                                           Section
----                                           -------
Adjustment Factor                              Section 2.3(c)

Buyer                                          Preliminary Statement

Buyer's Working Capital Credits                Section 2.4(a)

Claimant                                       Section 10.3(a)

Collection Period                              Section 6.13 (a)

Contingent Cash Payment                        Section 2.3(a)

CTN Lease                                      Section 6.15

DOJ                                            Section 6.8

Environmental Hazard                           Section 6.1O(b)

FCC                                            Preliminary Statement

Financial Statements                           Section 3.10

FTC                                            Section 6.8

In A Material Way                              Section 8.2(f)

Indemnifying Party                             Section 10.3

Law Engineering Phase I Report                 Section 6.1O(a)

Non-Discretionary Carriage Decision            Section 2.3(c)

Non-Discretionary Carriage Homes               Section 2.3(c)

PCC                                            Preliminary Statement

PCC Stock Consideration                        Section 2.3 (a)

Seller                                         Preliminary Statement

Sellers' Working Capital Credits               Section 2.4(a)

Station                                        Preliminary Statement

Stations' Receivables                          Section 6.13(a)

Technical Deficiency                           Section 6.11 (a)

Title Defect                                   Section 6.9(b)

Transmitter Site                               Section 6.16

Turner v. FCC                                  Section 2.3 (a)

Value Vision                                   Preliminary Statement

VVI Manassas                                    Preliminary Statement

Working Capital Credits                         Section 2.4(a)

WVVI                                            Preliminary Statement

SECTION 2 PURCHASE AND SALE OF ASSETS.

         2.1 Agreement to Sell and Buy. Subject to the terms and conditions set forth in this Agreement, Sellers hereby agree to sell, transfer, convey, assign, and deliver to Buyer on the Closing Date (and ValueVision agrees to cause each other Seller to sell, transfer, convey, assign, and deliver to Buyer on the Closing Date), and Buyer agrees to purchase, all of each Seller's right, title, and interest in the tangible and intangible assets used or useful in connection with the conduct of the business or operations of the Station, together with any additions thereto between the date of this Agreement and the Closing Date, but excluding the assets described in Section 2.2, free and clear of any claims, liabilities, security interests, mortgages, liens, pledges, conditions, charges, covenants, easements, restrictions, encroachments, leases, or encumbrances of any nature (except for Permitted Encumbrances), including the following:

         (a) The Tangible Personal Property;

         (b) The Real Property Interests;

         (c) The Licenses;

         (d) The Assumed Contracts;

         (e) The Intangibles and all intangible assets of any Seller relating to the, operation of the Station that are not specifically included within the Intangibles, including the goodwill of the Station, if any;

         (f) All of each Seller's proprietary information, technical information and data, machinery and equipment warranties, maps, computer discs and tapes, plans, diagrams, blueprints, and schematics, including filings with the FCC relating to the business and operation of the Station;

         (g) All chosen in action of any Seller relating to the ownership or operations of the Station to the extent they relate to the period after the Effective Time; and

         (h) Copies of all books and records relating to the business or operations of the Station, including executed copies of the Assumed Contracts, and all records required by the FCC to be kept by the Station.

2.2      Excluded Assets.  The Assets shall exclude the following:

         (a) [Intentionally omitted.]

         (b) Any Seller's cash on hand as of the Closing and any Seller's interest in its bank accounts;

         (c) Any insurance policies, promissory notes, amounts due from employees, bonds, letters of credit, certificates of deposit, other similar items, or deposits or prepaid items (except to the extent that Sellers receive a Working Capital Credit for any such deposit or prepaid item pursuant to
Section 2.4(a)), and any cash surrender value in regard thereto;

         (d) Any pension, profit-sharing, or employee benefit plans, including any Seller's interest in any welfare plan, pension plan, or benefit arrangement;

         (e) Any collective bargaining agreements;

         (f All tax returns and supporting materials, all original financial statements and supporting materials, all books and records that any Seller is required by law to retain, and all records of any Seller relating to the sale of the Assets;

         (g) Any interest in and to any refunds of federal, state, or local franchise, income, or other taxes for periods prior to the Closing Date;

         (h) All accounts receivable of Sellers as of the Closing Date and any intercompany accounts between the Sellers or any Affiliates thereof,

         (i) Any claim or cause of action by any Seller relating to the period before the Effective Time, including all claims arising under the purchase agreement pursuant to which WI Manassas purchased the Station and any right to any funds deposited in the escrow account established pursuant to that certain Indemnity Escrow Agreement dated as of March 28, 1994, by and among WI Manassas, NCCB, and Norwest Bank Minnesota, N.A.; and

         (j) The property and equipment obtained by Sellers and their Affiliates pursuant to that certain Agreement and Mutual Release with NCCB, CTN, Lester R. Raker, and others entered into on or about April 11, 1996; and

         (k) Any Real Property or Real Property Interest constituting the current studio site utilized by the Station located at 9008 Center Street, Manassas, Virginia 22110, or any proceeds of the foregoing, if Sellers shall exercise their right pursuant to Section 6.16 of this Agreement to discontinue use of such studio and relocate a similar studio to the Transmitter Site at no cost or expense to Buyer; provided, however, that in the event Sellers exercise such right pursuant to Section 6.16 and the studio shall not have been relocated to the Transmitter Site prior to the Closing Date, Buyer shall have the right, without payment of additional consideration to Sellers, to use the current studio site until such studio shall have been relocated to the Transmitter Site.

2.3      Purchase Price and Purchase Price Adjustment.

         (a) Subject to Sections 2.3(b) and (c) hereof, the purchase price for the Assets (the "Purchase Price") shall be Forty Million Dollars ($40,000,000), payable as follows at Closing or as otherwise provided: (i) Twenty Million Dollars ($20,000,000) in cash by wire transfer of immediately available funds, plus (ii) a fixed number of shares of PCC Common Stock (the "PCC Stock Consideration") equal to (x) Ten Million Dollars ($ 1 0,000,000) divided by (y) the arithmetic average of the closing prices per share of PCC Common Stock as reported on the American Stock Exchange for the sixty (60) consecutive trading days commencing on the first trading day following the date of execution of this Agreement, plus (iii) a contingent payment (the "Contingent Cash Payment"), equal to Ten Million Dollars ($10,000,000), payable in the event of an Affirmative Decision in the case of Turner Broadcasting Systems. Inc. v. FCC, No. 95-922 ("Turner v. FCC") on the later to occur of (x) the Closing Date and (y) thirty (30) days after any Final Decision that constitutes an Affirmative Decision.

         (b) Notwithstanding Section 2.3(a) hereof, in the event that there is any ruling by the United States Supreme Court in Turner v. FCC which is not an Affirmative Decision, then the aggregate Purchase Price set forth in Section 2.3(a) hereof payable to Sellers shall be reduced to Thirty Million Dollars ($30,000,000), such adjustment to be effected as follows: (i) If the adjustment required to be made to the Purchase Price arises on or before the Closing Date, then Sellers may elect to adjust the Purchase Price by (x) terminating PCC's obligation to issue the PCC Stock Consideration and electing that the Contingent Cash Payment be made at Closing or (y) terminating Buyer's obligation to make the Contingent Cash Payment, or (ii) if the adjustment required to be made to the Purchase Price arises after the Closing, then, within thirty (30) days after such decision, Sellers may elect to adjust the Purchase Price by (x) returning all of the shares of PCC Stock Consideration issued to Sellers at Closing upon the payment by Buyer to Sellers of the Contingent Cash Payment or (y) terminating the Buyer's obligation to make the Contingent Cash Payment. An election by Sellers to receive the Contingent Cash Payment or PCC Stock Consideration under this Section 2.3(b) shall be irrevocable once made, and any adjustment to the Purchase Price shall be made solely pursuant to Section 2.3(c), if applicable.

         (c) In the event the decision in Turner v. FCC is not an Affirmative Decision, but nevertheless such decision (a "Non-Discretionary Carriage Decision!") results in the actual nondiscretionary requirement of carriage, or continuation of carriage, of the Station (not on an interim or temporary basis) by one or more cable television systems through no effort of the Station other than its election to be so carried (the cable homes on the cable television systems carrying the Station as a result of any such Non-Discretionary Carriage Decision being referred to herein as "Non-Discretionary Carriage Homes"), the Purchase Price set forth in Section 2.3(b) shall be increased by either (i) if Sellers shall have elected option 2.3(b)(i)(y) or 2.3(b)(ii)(y) above, then an amount in cash equal to the product of (w) Ten Million Dollars ($10,000,000.00) and (x) a fraction whose numerator is the total number of Non-Discretionary Carriage Homes and the denominator of which is 1,301,430 (the "Adjustment Factor") or (ii) if Sellers shall have elected option 2.3(b)(i)(x) or 2.3(b)(ii)(x), a number of shares of PCC Common Stock equal to the product of
(Y) the PCC Stock Consideration and (Z) the Adjustment Factor, it being the intention of the parties hereto that under no circumstances shall Buyer be required to pay more than Thirty Million Dollars ($30,000,000.00) of the Purchase Price, as adjusted pursuant to this Section 2.3(c), in cash. Any increase to the Purchase Price required to be made pursuant to the preceding sentence shall be made on the later to occur of the Closing Date and the date that is thirty (30) days after any Final Decision that constitutes a Non-Discretionary Carriage Decision.

2.4      Working Capital Credits and Payment.

         (a) Prorations. All revenues and expenses arising from the operation of the Station, including tower rental, business and license fees, utility charges, real and personal property taxes and assessments levied against the Assets, property and equipment rentals, applicable copyright or other fees, sales and service charges, taxes (except for taxes arising from the transfer of the Assets under this Agreement), and similar prepaid and deferred items, shall be prorated between Buyer and Sellers in accordance with the principle that Sellers shall receive all revenues and shall be responsible for all expenses, costs, and liabilities allocable to the operations of the Station for the period prior to the Effective Time, and Buyer shall receive all revenues and shall be responsible for all expenses, costs, and obligations allocable to the operations of the Station for the period after the Effective Time, subject to
Section 2.4(b). To effectuate the proration of expenses and revenues pursuant to this Section 2.4(a), but subject to Section 2.4(b), Sellers shall receive a credit equal to the amount of any expenses, costs, or liabilities that are paid or incurred by Sellers and are allocable to the operations of the Station for the period after the Effective Time plus the amount of any revenues that are received by Buyer, and are allocable to the operations of the Station for the period before the Effective Time, and Buyer shall receive a credit equal to the amount of any expenses, costs, or liabilities that are paid or incurred by Buyer and are allocable to the operations of the Station for the period before the Effective Time plus the amount of any revenues that are received by Sellers and are allocable to the operations of the Station for the period after the Effective Time. The credits to Sellers pursuant to this Section 2.4(a) are referred to as "Sellers, Working Capital Credits," the credits to Buyer pursuant to this Section 2.4(a) are referred to as "Buyer's Working Capital Credits," and Sellers' Working Capital Credits and Buyer's Working Capital Credits are referred to collectively as the "Working Capital Credits."

         (b) Expenses and Revenues Not Prorated.

             (1) There shall be no proration of, and Sellers shall remain solely liable with respect to, liabilities and obligations arising under any Contracts not included in the Assumed Contracts and any other obligation or liability not being assumed by Buyer in accordance with Section 2.5.

             (2) Buyer shall receive a credit pursuant to Section 2.4(a) to the extent that Buyer assumes any liability under any Assumed Contract to refund (or to credit against payments otherwise due) any security deposit or similar prepayment paid to any Seller by any lessee or other third party.

             (3) No proration shall be made in favor of either Sellers or Buyer for any difference between the value of the goods or services to be received by the Station under its trade or barter agreements as of the Effective Time and the value of any advertising time remaining to be run by the Station as of the Effective Time.

             (4) There shall be no proration of earned vacation time or other employee compensation. Sellers shall be solely responsible for the payment of all compensation and commissions owed to the Station's employees up to the Effective Time. Buyer may, as of the Effective Time, employ those employees of the Station as Buyer may elect on terms and conditions determined by Buyer.

             (5) There shall be no proration of music license fees (ASCAP, BMI, SESAC, etc.); Sellers shall be responsible for filing and paying all music license fees due and payable as of the Effective Time, and Buyer shall be responsible for filing and paying all such fees after the Effective Time.

         (c) Manner of Determining Prorations and Credits. The prorations and Working Capital Credits required by Section 2.4(a) shall be determined finally in accordance with the following procedures:

             (1) ValueVision, on behalf of Sellers, shall prepare and deliver to Buyer not later than five (5) days before the Closing Date a preliminary settlement statement which shall set forth ValueVision's good faith estimate of the Working Capital Credits, taking into account all prorations under Section 2.4(a). The preliminary settlement statement (A) shall contain all information reasonably necessary to determine the Working Capital Credits, taking into account all prorations under Section 2.4(a), to the extent such prorations can be determined or estimated as of the date of the preliminary settlement statement, and such other information as may be reasonably requested by Buyer, and (B) shall be certified by ValueVision to be true and complete to ValueVision's knowledge as of the date thereof.

             (2) Not later than sixty (60) days after the Closing Date, Buyer shall deliver to ValueVision a statement setting forth Buyer's determination of the Working Capital Credits pursuant to Section 2.4(a). Buyer's statement (A) shall contain all information reasonably necessary to determine the Working Capital Credits, taking into account all prorations under Section 2.4(a), and such other information as may be reasonably requested by ValueVision, and (B) shall be certified by Buyer to be true and complete to Buyers knowledge as of the date thereof. If ValueVision disputes the amount of the Working Capital Credits determined by Buyer, it shall deliver to Buyer within thirty (30) days after its receipt of Buyers statement a statement setting forth its determination of the amount of the Working Capital Credits. If ValueVision notifies Buyer of its acceptance of Buyers statement, or if ValueVision fails to deliver its statement within the thirty-day period specified in the preceding sentence, Buyers determination of the Working Capital Credits shall be conclusive and binding on Sellers and ValueVision as of the last day of the thirty-day period.

             (3) If ValueVision disputes the amount of the Working Capital Credits determined by Buyer, Buyer and ValueVision shall use good faith efforts to resolve any dispute involving the determination of the Working Capital Credits as expeditiously as practicable.

         (d) Payments at Closing With Respect to Working Capital Credits. At
Closing:

             (1) Sellers shall pay or cause to be paid to or for the account of Buyer, by wire transfer, the amount, if any, by which Buyees Working Capital Credits exceed Sellers' Working Capital Credits, each as estimated in ValueVision's preliminary settlement statement pursuant to Section 2.4(c)(1).

             (2) Buyer shall pay or cause to be paid to or for the account of Sellers, by wire transfer, the amount, if any, by which Sellers' Working Capital Credits exceed Buyers Working Capital Credits, each as estimated in ValueVision's preliminary settlement statement pursuant to Section 2.4((c)(l).

         (e) Payments to Reflect Final Determination of Working Capital Credits. Within five (5) business days after the date on which the Working Capital Credits are finally determined pursuant to Section 2.4(c):

             (1) Sellers shall pay or cause to be paid to or for the account of Buyer, by wire transfer, the amount, if any, by which the sum of the amount of Buyees Working Capital Credits, as finally determined pursuant to Section 2.4(c), plus the amount of any payment made by Buyer pursuant to Section 2.4(d)(2) exceeds the sum of amount of Sellers' Working Capital Credits, as finally determined pursuant to Section 2.4(c), plus the amount of any payment made by Sellers pursuant to Section 2.4(d)(1).

             (2) Buyer shall pay or cause to be paid to or for the account of Sellers, by wire transfer, the amount, if any, by which the sum of the amount of Sellers' Working Capital Credits, as finally determined pursuant to Section 2.4(c), plus the amount of any payment made by Sellers pursuant to Section 2.4(d)(1) exceeds the sum of amount of Buyer's Working Capital Credits, as finally determined pursuant to Section 2.4(c), plus the amount of any payment made by Buyer pursuant to Section 2.4(d)(2).

         2.5 Assumption of Liabilities and Obligations. As of the Closing Date, Buyer shall assume and undertake to pay, discharge, and perform all obligations and liabilities of any Seller under the Licenses and the Assumed Contracts to the extent that either (a) the obligations and liabilities relate to the time after the Effective Time or (b) Buyer received a Working Capital Credit therefor under Section 2.4(a) as a result of the proration of such obligations and liabilities. Buyer shall not assume any other obligations or liabilities of any Seller, including (i) any obligations or liabilities under any Contract (including any film or programming license agreement) not included in the Assumed Contracts, (ii) any obligations or liabilities under the Assumed Contracts relating to the period prior to the Effective Time except insofar as Buyer receives a Working Capital Credit therefor under Section 2.4(a), (iii) any claims, litigation, or proceedings relating to the operation of the Station prior to the Closing, whether asserted or filed before or after the Effective Time, (iv) any obligations or liabilities of any Seller under any management incentive, employee pension, retirement, or other benefit plans, (v) any obligations or liabilities of any Seller under any collective bargaining agreements, (vi) any obligation to any employee of the Station for severance benefits, vacation time, or sick leave accrued prior to the Closing Date, (vii) any credit agreements, note purchase agreements, indentures, or other financing arrangements, other than leases or agreements listed on Schedule 3.7 and included in the Assumed Contracts, (viii) any agreements entered into other than in the ordinary course of business of the Station, or (ix) any obligations or liabilities caused by, arising out of, or resulting from any action or omission of any Seller prior to the Closing, and all such obligations and liabilities shall remain and be the obligations and liabilities solely of Sellers.

SECTION 3        REPRESENTATIONS AND WARRANTIES OF SELLERS AND VALUEVISION.

         Sellers and ValueVision, jointly and severally, represent and warrant to Buyer and PCC as follows:

         3.1 Organization, Standing, and Authority. Each of VVI Manassas and ValueVision is a corporation duly organized, validly existing, and in good standing under the laws of the State of Minnesota. WVVI is a corporation duly organized, validly existing, and in good standing under the laws of the Commonwealth of Virginia. Each Seller is duly qualified to conduct business as a foreign corporation in each state in which the nature of its business or the ownership of its assets requires it to be so qualified, all of which are identified on Schedule 3. 1. Each Seller has all requisite corporate power and authority (a) to own, lease, and use the Assets as now owned, leased, and used by it, (b) to conduct the business and operations of the Station as now conducted by it, and (c) to execute and deliver this Agreement and the documents contemplated hereby, and to perform and comply with all of the terms, covenants, and conditions to be performed and complied with by such Seller hereunder and thereunder. ValueVision owns, directly or indirectly, all of the outstanding shares of each Seller.

         3.2 Authorization and Binding Obligation. The execution, delivery, and performance of this Agreement by each Seller and ValueVision have been duly authorized by all necessary actions on the part of such Seller and ValueVision. This Agreement has been duly executed and delivered by each Seller and ValueVision and constitutes the legal, valid, and binding obligation of each Seller and ValueVision, enforceable against it in accordance with its terms except as the enforceability of this Agreement may be affected by bankruptcy, insolvency, or similar laws affecting creditors rights generally and by judicial discretion in the enforcement of equitable remedies.

         3.3 Absence of Conflicting Agreements. Subject to obtaining the governmental Consents provided for in Section 6.1 and Section 6.8 and the other Consents listed on Schedule 3.3, the execution, delivery, and performance of this Agreement and the documents contemplated hereby (with or without the giving of notice, the lapse of time, or both): (a) do not require the consent of any third party, (b) will not conflict with any provision of the Articles of Incorporation or By-Laws of any Seller or ValueVision; (c) will not conflict with, result in a breach of, or constitute a default under, any law, judgment, order, ordinance, injunction, decree, rule, regulation, or ruling of any court or governmental instrumentality, (d) will not conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, or accelerate or permit the acceleration of any performance required by the terms of, any agreement, instrument, license, or permit to which any Seller or ValueVision is a party or by which any Seller or ValueVision may be bound legally; and (e) will not create any claim, liability, mortgage, lien, pledge, condition, charge, or encumbrance of any nature upon any of the Assets.

         3.4 Governmental Licenses.

             (a) Schedule 3.4 includes a true and complete fist of the Licenses. Sellers have made available to Buyer true and complete copies of the Licenses (including any, amendments and other modifications thereto). The Licenses have been validly issued, and the Seller designated as such on
Schedule 3.4 is the authorized legal holder thereof.  The Licenses listed on
Schedule 3.4 comprise all licenses, permits, and other authorizations required from the FCC and, to each Seller's knowledge, from any other governmental or regulatory authority for the lawful conduct in all material respects of the business and operations of the Station in the manner and to the full extent they are now conducted, and none of the Licenses is subject to any unusual or special restriction or condition that could reasonably be expected to limit the full operation of the Station as now operated. Seller has no reason to believe that, under existing law, rules, regulations, policies, and procedures of the FCC, any of the Licenses would not be renewed by the FCC or other granting authority in the ordinary course. Except as set forth in Schedule 3.4, the Licenses are in full force and effect. Sellers have timely paid to the FCC all annual regulatory fees payable with respect to the FCC Licenses.

             (b) Schedule 3.4 also includes a true and complete list, to each Seller's knowledge, of (i) all cable television systems that carry the signal of the Station, (ii) all retransmission consent and other similar agreements entered into by any Seller with respect to the Station, and (iii) all cable television systems to which either Seller has delivered a must carry notice or retransmission consent notice in accordance with Section 4 of the Cable Television Consumer Protection and Competition Act of 1992 and the rules and regulations of the FCC promulgated thereunder.

         3.5 Real Property. Schedule 3.5 contains a complete and accurate description of all Real Property and all Real Property Interests (including street address, legal description (where known), owner, and Sellers' use thereof), and all claims, liabilities, security interests, mortgages, liens, pledges, conditions, charges, covenants, easements, restrictions, encroachments, leases, or encumbrances known to any Seller.

         3.6 Tangible Personal Property. Schedule 3.6 lists all material items of Tangible Personal Property, to the best of Sellers' knowledge without inquiry. Except as described in Schedule 3.6, one of the Sellers, as designated on Schedule 3.6, owns and has good title to each item of Tangible Personal Property and none of the Tangible Personal Property owned by any Seller is subject to any security interest, mortgage, pledge, conditional sales agreement, or other lien or encumbrance, except for liens for current taxes not yet due and payable.

         3.7 Contracts. Schedule 3.7 is a true and complete list of all Contracts except contracts with advertisers for production or the sale of advertising time on the Station for cash at rates consistent with past practices and that may be canceled by Sellers without penalty on not more than thirty(30)days notice. Sellers have delivered to Buyer true and complete copies of all written Assumed Contracts and true and complete descriptions of all oral Assumed Contracts (including any amendments and other modifications to such Contracts). Schedule 3.7 also includes (a) a schedule summarizing as of the date of such schedule all contracts with advertisers for production or the sale of advertising time on the Station and (b) a schedule setting forth the following information as of the date of such schedule with respect to each Assumed Contract under which the Station is licensed to broadcast any programming: (i) the identity of the licensed programming, (ii) the number of exhibitions thereof originally licensed, (iii) the number of exhibitions on the Station then available to Sellers, (iv) the unpaid license fees on a monthly basis, (v) the expiration of the license, (vi) the purchase price for each program, and (vii) the purchase price for additional episodes for which Buyer may be liable. Except for the need to obtain the Consents listed on Schedule 3.3, the Seller that is a party to each Assumed Contract has full legal power and authority to assign its rights under such Assumed Contracts to Buyer in accordance with this Agreement, and such assignment will not affect the validity, enforceability, or continuation of such Assumed Contract.

         3.8 Consents. Except for the governmental Consents provided for in
Section 6.1 and Section 6.8 and the other Consents described in Schedule 3.3, to each Seller's knowledge, no consent, approval, permit, or authorization of, or declaration to, or filing with any governmental or regulatory authority or any other third party is required to consummate this Agreement and the transactions contemplated hereby or to permit Sellers to assign or transfer the Assets to Buyer.

         3.9 Intangibles. Schedule 3.9 is a true and complete list of all Intangibles (exclusive of Licenses listed in Schedule 3.4) that are used in the conduct of the business and operations of the Station as now conducted. Sellers have made available to Buyer copies of all documents establishing or evidencing the Intangibles listed on Schedule 3.9. There is no claim or action pending, or to the knowledge of any Seller threatened, relating to the Station with respect to any actual or alleged infringement by any Seller upon any trademark, trade name, service mark, service name, copyright, patent, patent application, know-how, method, or process owned by any other Person.

         3.10 Financial Statements. Sellers have furnished Buyer with true and complete copies of the unaudited financial statements of the Station, containing a balance sheet and a statement of income, as at and for the period from February 1, 1995 through January 31, 1996, and the seven (7) months ended August 31, 1996 (collectively, the "Financial Statements").

         3.11 Insurance. Schedule 3.11 is a true and complete list of all insurance policies of any Seller that insure any part of the Assets or the business of the Station. All policies of insurance listed in Schedule 3.11 are in full force and effect.

         3.12 Reports. All reporting requirements of the FCC and, to each Seller's knowledge, any other governmental authority with respect to the Station have been complied with by Sellers in all material respects.

         3.13 Labor Relations. No labor union or other collective bargaining unit represents or claims to represent any of the employees of the Station. To each Seller's knowledge, there is no union campaign being conducted to solicit cards from employees to authorize a union to request a National Labor Relations Board certification election with respect to any employees at the Station.

         3.14 Taxes. Each Seller has filed or caused to be filed all federal, state, county, local, or city tax returns that are required to be filed with respect to the ownership and operation of the Station, and each Seller has paid or caused to be aid all taxes shown on those returns or on any tax assessment received by it to the extent that such taxes have become due. There are no legal, administrative, or tax proceedings pursuant to which any Seller is or could be made liable for any taxes, penalties, interest, or other charges, the liability for which could extend to Buyer as transferee of the business of the Station, and no event has occurred that could impose on Buyer any transferee liability for any taxes, penalties, or interest due or to become due from any Seller.

         3.15 Claims and Legal Actions. Except as disclosed on Schedule 3.15 and except for any FCC rulemaking proceedings generally affecting the television broadcasting industry and not particular to any Seller, there is no claim, legal action, counterclaim, suit, arbitration, or other legal, administrative, or tax proceeding, nor any order, decree, or judgment, in progress or pending, or to the knowledge of any Seller threatened, against or relating to any Seller with respect to its ownership or operation of the Station or otherwise relating to the Assets or the business or operations of the Station, nor does any Seller know of any basis for the same.

         3.16 Compliance with Licenses. Each Seller has complied in all material respects with the Licenses.

         3.17 Conduct of Business in Ordinary Course. Since August 31, 1996, the Sellers have conducted the business and operations of the Station only in the ordinary course and, except as disclosed in Schedule 3.17:

             (a) The Station has not suffered any material damage destruction, or loss affecting any assets or transferred any material assets used or useful in the conduct of the business of the Station;

             (b) The Station has not suffered any material write-down of the value of any Assets; and

             (c) The Station has not transferred or granted any right under, or entered into any settlement regarding the breach or infringement of, any license, patent, copyright, trademark, trade name, franchise, or similar right, or modified any existing right relating to the Station.

         3.18 Transactions with Affiliates. No Seller has been involved in any business arrangement or relationship relating to the Station with any Affiliate of any Seller (other than another Seller or ValueVision), and no Affiliate of any Seller (other than another Seller or ValueVision) owns any property or right, tangible or intangible, that is used in the business of the Station.

         3.19 No Broker. Except as set forth in Schedule 3.19, neither the Sellers nor ValueVision has employed, nor obligated itself Buyer or PCC to compensate, any finder, broker, advisor or similar Person in connection with the transactions contemplated by this Agreement.

         3.20 Accredited Investor, Investment Knowledge; Distribution. ValueVision is an accredited investor within the meaning of Rule 501 promulgated under the Securities Act. ValueVision has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the risks and merits of its investment in PCC and is capable of bearing the economic risks of such investment. ValueVision has had an opportunity to discuss the business, management and financial affairs of PCC with PCC's representatives, and ValueVision has had its questions concerning PCC and its business answered to its full satisfaction. ValueVision has received from PCC all of the documentation it requires in order to make its investment decision. The shares of PCC Common Stock to be transferred hereunder to ValueVision are being acquired for ValueVision's own account for the purpose of investment and not with a view to or for resale in connection with any distribution thereof or interest therein. ValueVision understands that (a) such shares of PCC Common Stock have not been registered under the Securities Act by reason of their issuance in a transaction exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof (b) such shares of PCC Common Stock must be held indefinitely unless subsequent disposition thereof is registered under the Securities Act or is exempt from such registration, and (c) such PCC Shares shall bear a legend to such effect.

         3.21 Disclaimer of Warranties. Except for the foregoing representations and warranties specifically set forth in Section 3.1 through
Section 3.20 of this Agreement and the representations and warranties in the certificate delivered by Sellers pursuant to Section 8.2(f), the Assets are being transferred by Sellers to Buyer on an "as-is-where-is" basis without any representation or warranty, all other representations and warranties of any kind, either express or implied, including warranties of fitness, being hereby expressly disclaimed.

SECTION 4  REPRESENTATIONS AND WARRANTIES OF BUYER AND PCC.

         Buyer and PCC, jointly and severally, represent and warrant to Sellers and ValueVision as follows:

         4.1 Organization, Standing, and Authority. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Florida and, on the Closing Date, will be duly qualified to conduct business in the Commonwealth of Virginia. PCC is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. Buyer and PCC each has all requisite corporate power and authority to execute and deliver this Agreement and the documents contemplated hereby, and to perform and comply with all of the terms, covenants, and conditions to be performed and complied with by it hereunder and thereunder.

         4.2 Authorization and Binding Obligation. The execution, delivery, and performance of this Agreement by Buyer and PCC have been duly authorized by all necessary actions on the part of Buyer and PCC. This Agreement has been duly executed and delivered by Buyer and PCC and constitutes the legal, valid, and binding obligation of Buyer and PCC, enforceable against Buyer and PCC in accordance with its terms except as the enforceability of this Agreement may be affected by bankruptcy, insolvency, or similar laws affecting creditors' rights generally and by judicial discretion in the enforcement of equitable remedies.

         4.3 Absence of Conflicting Agreements. Subject to obtaining the governmental Consents provided for in Section 6.1 and Section 6.8 and the other Consents fisted on Schedule 4.3, the execution, delivery, and performance by Buyer and PCC of this Agreement and the documents contemplated hereby (with or without the giving of notice, the lapse of time, or both): (a) do not require the consent of any third party; (b) will not conflict with the Certificate of Incorporation or By-Laws of Buyer or PCC; (c) will not conflict with, result in a breach of, or constitute a default under, any law, judgment, order, injunction, decree, rule, regulation, or ruling of any court or governmental instrumentality; or (d) will not conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, or accelerate or permit the acceleration of any performance required by the terms of, any agreement, instrument, license, or permit to which Buyer or PCC is a party or by which Buyer or PCC may be bound legally, such that Buyer could not acquire or operate the Assets or PCC could not perform its obligations hereunder.

         4.4 Licensee Qualifications. To Buyees knowledge, there is no fact that would, under the Communications Act of 1934, as amended, and the rules and regulations of the FCC, each as in effect on the date of this Agreement, disqualify Buyer from being the licensee of the Station other than Buyees or its Affiliate's interest in the television station described on Schedule 4.3. Buyer has sufficient net liquid assets on hand or available from committed sources to consummate the transactions contemplated by this Agreement and to operate the Station for three (3) months after Closing and is otherwise financially qualified under the Communications Act of 1934, as amended, and the rules and regulations of the FCC, each as in effect on the date of this Agreement, to be the licensee of the Station.

         4.5 No Broker. Except as set forth in Schedule 4.5, neither Buyer nor PCC has employed, nor obligated itself, any Seller or ValueVision to compensate, any finder, broker, advisor or similar Person in connection with the transactions contemplated by this Agreement.

         4.6 Acknowledgment of "As-Is-Where-Is" Sale. Buyer acknowledges and agrees that it is purchasing and accepting the Assets on an "as-is-where-is" basis, except for the representations and warranties specifically set forth in
Section 3.1 through Section 3.20 of this Agreement and the representations and warranties in the certificate delivered by Sellers pursuant to Section 8.2(f). To the fullest extent permitted by law, Buyer and PCC hereby unconditionally and irrevocably waive and release any and all actual or potential claims that it might have against any Seller or ValueVision regarding any form of warranty, express or implied, of any kind or type, including warranties of fitness, relating to or in connection with the purchase of the Assets, other than the representations and warranties specifically set forth in Section 3.1 through
Section 3.20 of this Agreement and the representations and warranties in the certificate delivered by Sellers pursuant to Section 8.2(f). This waiver and release is, to the fullest extent permitted by law, absolute, complete, total, and unlimited in every way and includes, to the fullest extent permitted by law, a waiver and release of express warranties (other than the representations and warranties specifically set forth in Section 3.1 through Section 3.20 of this Agreement and the representations and warranties in the certificate delivered by Sellers pursuant to Section 8.2(f)), implied warranties, warranties of fitness for a particular use, warranties of merchantability, warranties of habitability, claims based on apparent or latent defects or deficiencies, whether now or hereafter existing, and strict liability rights and claims of every kind and type (including claims regarding defects that were not or are not discoverable and all other extant or later created or conceived of strict liability or strict liability-type claims and rights).

 SECTION 5  OPERATIONS OF THE STATION PRIOR TO CLOSING.

         Between the date of this Agreement and the Closing Date, Sellers shall comply, and ValueVision shall cause-each Seller to comply, with the covenants in this Section 5:

         5.1 Generally. Except as otherwise provided in this Agreement, Sellers shall operate the Station diligently in the ordinary course of business in accordance with past practices (except where such conduct would conflict with the following covenants or with Sellers' other obligations under this Agreement).

         5.2 Contracts. Sellers will not amend or terminate any Material Contract (or waive any material right thereunder), or enter into any contract or commitment relating to the Station or the Assets (except as provided in Section 6.16), or incur any obligation (including obligations relating to the borrowing of money or the guaranteeing of indebtedness and obligations arising from the amendment of any existing Contract, regardless whether such Contract is a Material Contract) that will be binding on Buyer after Closing, except for
(a) cash time sales agreements and production agreements made in the ordinary course of business consistent with Sellers' past practices, and (b) other contracts (excluding film or programming license agreements and trade or barter agreements) entered into in the ordinary course of business consistent with Sellers' past practices that do not involve consideration, in the aggregate, in excess of $25,000 measured at Closing. Prior to the Closing Date, Sellers shall deliver to Buyer a list of all Contracts entered into between the date of this Agreement and the Closing Date and shall make available to Buyer copies of such Contracts.

         5.3 Disposition of Assets. No Seller shall sell, assign, lease, or otherwise transfer or dispose of any assets that are used or useful in connection with the conduct of the business or operations of the Station, except for (a) any transaction permitted by Section 6.16, (b) dispositions of assets in connection with the acquisition of replacement property of equivalent kind and value and (c) the assignment and transfer of assets and liabilities between Sellers and/or ValueVision.

         5.4 Encumbrances. No Seller shall create, assume, or permit to exist any claim, liability, security interest, mortgage, lien, pledge, condition, charge, covenant, easement, restriction, encroachment, lease, or encumbrance of any nature upon the Assets, except for (a) liens disclosed on Schedule 3.5 or
Schedule 3.6 that will be removed prior to the Closing Date, and (b) Permitted Encumbrances.

         5.5 Licenses. No Seller shall cause or permit, by any act or failure to act, any of the Licenses required to be listed on Schedule 3.4 to expire or to be revoked, suspended, or modified, or take any action that could reasonably be expected to cause the FCC or any other governmental authority to institute proceedings for the suspension, revocation, or material adverse modification of any of the Licenses. Sellers shall use reasonable efforts to prosecute (a) any applications to any governmental authority necessary for the operation of the Station and (b) any must-carry proceedings described on Schedule 5.5.

         5.6 Obligations. Sellers shall pay all obligations relating to the Station as they become due, consistent with past practices, so that all such obligations shall be current as of the Closing Date.

         5.7 Exclusivity

             (a) Neither any Seller nor any officer, director, representative, or agent of any Seller shall, directly or indirectly, (i) solicit, initiate, or encourage the submission of any proposal or offer relating to (A) any liquidation, dissolution, or recapitalization of any Seller, (B) any merger or consolidation of any Seller with any other Person, (C) any acquisition or purchase of securities or assets by any Person from any Seller, or (D) any similar transaction or business combination involving any Seller, or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. Sellers shall notify Buyer as soon as practicable if any Person makes any proposal with respect to any of the foregoing.

             (b) Section 5.7(a) shall not apply to any action by any Seller or any officer, director, representative, or agent of any Seller with respect to
(i) the assignment and transfer by either Seller of all its assets and liabilities to the other Seller or to ValueVision, or (ii) so long as ValueVision's ability to perform its obligations under this Agreement is not adversely affected, any recapitalization of ValueVision, any merger or consolidation of ValueVision with any other Person, or any acquisition or purchase of securities or assets (other than the Assets) by any Person from ValueVision.

         5.8 Access to Information.

             (a) Each Seller shall give Buyer and its counsel, accountants, engineers, and other authorized representatives reasonable access to the Assets and to all other books, records, and documents relating to the Station for the purpose of audit and inspection, and will furnish or cause to be furnished to Buyer or its authorized representatives all information with respect to the affairs and business of the Station that Buyer may reasonably request (including any financial reports and operations reports produced with respect to the affairs and business of the Station, a list of all employees of the Station and a description of their base compensation).

             (b) Without limiting the generality of the foregoing, Sellers shall give Buyer and its counsel, accountants, and other authorized representatives reasonable access to Sellers' financial records relating to the operations of the Station and the Station's employees, counsel, accountants, and other representatives for the purpose of preparing and auditing such financial statements as Buyer determines, in its reasonable judgment, are required or advisable to comply with federal or state securities laws and the rules and regulations of securities markets as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby. Sellers agree to provide financial statements concerning the operations of the Station, reviewed by Sellers' accountants, containing reasonably requested customary representations; provided, however, that the parties hereto agree that Buyer shall have no right under any circumstance to delay the Closing or terminate this Agreement on account of the information contained in any such financial statement or the inability of Sellers or their accountants in good faith to make any representation requested by Buyer. The preparation and auditing of any financial statements pursuant to this Section 5.8(b) shall be at Buyees sole cost and expense.

         5.9 Maintenance of Assets. Except as provided in Section 6.16, Sellers shall maintain all of the Assets in their condition on the date of this Agreement (ordinary wear and tear excepted), and use, operate, and maintain all of the Assets in a reasonable manner. Seller shall maintain inventories of spare parts and expendable supplies at levels consistent with past practices. If any insured or indemnified loss, damage, impairment, confiscation, or condemnation of or to any of the Assets occurs, Sellers shall repair, replace, or restore the Assets to their prior condition as soon thereafter as possible, and Sellers shall use the proceeds of any claim under any property damage insurance policy or other recovery solely to repair, replace, or restore any of the Assets that are lost, damaged, impaired, or destroyed.

         5.10 Insurance. Sellers shall maintain the existing insurance policies on the Station and the Assets.

         5.11 Consents. Sellers shall use their respective reasonable efforts to obtain all Consents, without any change in the terms or conditions of any Assumed Contract or License that could reasonably be expected to be less advantageous to Buyer than those pertaining under the Assumed Contract or License as in effect on the date of this Agreement. Sellers shall request estoppel certificates from the lessors of all leasehold and sublease hold interests included in the Real Property Interests, consents of such lessors to the collateral assignment by Buyer to its lenders of such leasehold and sublease hold interests, and estoppel certificates of contracting parties to all Material Contracts. Sellers shall promptly advise Buyer of any difficulties experienced in obtaining any of the Consents and of any conditions proposed, considered, or requested for any of the Consents.

         5.12 Books and Records. Each Seller shall maintain its books and records relating to the Station in accordance with past practices.

         5.13 Notification. Sellers shall promptly notify Buyer in writing of any material change in any of the information contained in Sellers' and ValueVision's representations and warranties contained in Section 3 of this Agreement.

         5.14 Financial Information. Sellers shall furnish to Buyer within forty-five (45) days after the end of each month ending between the date of this Agreement and the Closing Date a statement of income and expense and a balance sheet for and as of the end of such month. All financial information delivered by Sellers to Buyer pursuant to this Section shall be prepared from the books and records of Sellers in accordance with generally accepted accounting principles consistently applied, shall accurately reflect the books, records, and accounts of the Station, shall be complete and correct in all material respects, and shall present fairly the financial condition of the Station as at their respective dates and the results of operations for the periods then ended.

         5.15 Compliance with Laws. Each Seller shall comply in all material respects with all laws, rules, and regulations applicable or relating to the ownership and operation of the Station.

SECTION 6 SPECIAL COVENANTS AND AGREEMENTS.

         6.1 FCC Consent.

             (a) The assignment of the FCC Licenses in connection with the purchase and sale of the Assets pursuant to this Agreement shall be subject to the prior consent and approval of the FCC.

             (b) Sellers and Buyer shall prepare and within five (5) business days after the date of this Agreement shall file with the FCC appropriate applications for the FCC Consent, which shall include a commitment by Buyer to sell the television station described in Schedule 4.3. Buyer shall file with the FCC the necessary application to sell the television station described in
Schedule 4.3, together with a copy of the executed purchase and sale agreement, within ten (10) business days of the aforementioned filings by Sellers and Buyer and shall use its reasonable efforts to sell such station as expeditiously as practicable. The parties shall prosecute the foregoing applications (including Buyees application to sell the station described in Schedule 4.3) with all reasonable diligence and otherwise use their reasonable efforts to obtain a grant of the applications, as expeditiously as practicable. Each party agrees to comply with any condition imposed on it by the FCC Consent.

             (c) Within five (5) business days of any written request of Sellers, Buyer agrees to use its best efforts to file for and prosecute a request for any temporary waiver of the FCC rules deemed by Sellers in their sole discretion to be necessary or desirable in order to permit the Closing to occur prior to the divestiture of the television station described in Schedule 4.3, the form and substance of which waiver request shall be reasonably acceptable to Sellers and Buyer.

         6.2 Control of the Station. Prior to Closing, Buyer shall not, directly or indirectly, control, supervise, direct, or attempt to control, supervise, or direct, the operations of the Station; such operations, including complete control and supervision of all of the Station's programs, employees, and policies, shall be the sole responsibility of Sellers until the Closing.

         6.3 Risk of Loss.

             (a) The risk of any loss, damage or impairment confiscation, or condemnation of any of the Assets from any cause shall be borne by Sellers at all times prior to the completion of the Closing, except that Buyer will be required to purchase the Assets notwithstanding any such loss, damage or impairment, confiscation, or condemnation if the conditions contained in
Section 7.1 to the obligations of Buyer at the Closing are nonetheless satisfied.

             (b) In the event of any damage or destruction of the Assets described above, if the damaged or destroyed Assets have not been restored or replaced prior to the Closing Date, Sellers shall deliver to Buyer all insurance proceeds received in connection with such damage or destruction of the Assets to the extent of the costs and expenses arising in connection with such restoration and replacement.

         6.4 Confidentiality. (a) Except as necessary for the consummation of the transactions contemplated by this Agreement, including Buyer's obtaining of financing related hereto, and except as and to the extent required by law, including disclosure requirements of federal or state securities laws and rules and regulations of securities markets, each party will keep confidential any information obtained from any other party in connection with the transactions contemplated by this Agreement. If this Agreement is terminated, each party will return to any other party that furnished it with information in connection with the transactions contemplated by this Agreement all such information.

             (b) No party shall publish any press release or make any other public announcement concerning this Agreement or the transactions contemplated hereby without the prior written consent of each other party, which shall not be withheld unreasonably; provided, however, that nothing contained in this Agreement shall prevent any party, after notification to each other party, from making any filings with governmental authorities that, in its judgment, may be required or advisable in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

         6.5 Cooperation. Each party hereto shall cooperate fully with each other party and their respective counsel and accountants in connection with any actions required to be taken as part of their respective obligations under this Agreement, and the parties hereto shall execute such other documents as may be necessary and desirable to the implementation and consummation of this Agreement, and otherwise use their reasonable efforts to consummate the transactions contemplated hereby and to fulfill their obligations under this Agreement. Notwithstanding the foregoing, and except as otherwise expressly provided in this Agreement, (a) Buyer shall have no obligation to expend funds to obtain any of the Consents (other than any fee payable to the FCC in connection with the filing of the applications for FCC Consent and any fee imposed by the FTC in connection with filings made pursuant to the HSR Act, in each case to the extent provided in Section 12. 1), and (b) Sellers shall have no obligation to expend funds to obtain any of the Consents (other than any fee payable to the FCC in connection with the filing of the applications for FCC Consent and any fee imposed by the FTC in connection with filings made pursuant to the HSR Act, in each case to the extent provided in Section 12. 1).

         6.6 Access to Books and Records. Each Seller shall provide Buyer access and the right to copy for a period of two (2) years from the Closing Date any books and records relating to the Assets but not included in the Assets. Buyer shall provide Sellers access and the right to copy for a period of two (2) years after the Closing Date any books and records relating to the Assets that are included in the Assets.

         6.7 [Intentionally omitted].

         6.8 HSR Act Filing. ValueVision and Buyer agree to (a) file, or cause to be filed, with the U.S. Department of Justice ("DOJ") and Federal Trade Commission ("FTC") all filings, if any, that are required in connection with the transactions contemplated hereby under the HSR Act within forty-five (45) days of the date of this Agreement; (b) submit to the other party, prior to filing, their respective HSR Act filings to be made hereunder, and to discuss with the other any comments the reviewing party may have; (c) cooperate with each other in connection with such HSR Act filings, which cooperation shall include furnishing the other with any information or documents that may be reasonably required in connection with such filings;
(d) promptly file, after any request by the FTC or DOJ, any information or documents requested by the FTC or DOJ; and (e) furnish each other with any correspondence from or to, and notify each other of any other communications with, the FTC or DOJ that relates to the transactions contemplated hereunder, and to the extent practicable, to permit each other to participate in any conferences with the FTC or DOJ.

         6.9 Title to Real Property.

             (a) Buyer may, at its option and expense, obtain the following title commitments, surveys, and related information:

                 (1) with respect to each fee estate included in the Real Property Interests, a title commitment issued by a title insurer satisfactory to Buyer disclosing the condition of title to such fee estate and all easements, rights-of-way, and restrictions of record with respect thereto, as of a date not earlier than the date of this Agreement;

                 (2) with respect to each leasehold included in the Real Property Interests, a title commitment issued by a title insurer satisfactory to Buyer disclosing the condition of title to such leasehold as of a date not earlier than the date of this Agreement;

                 (3) with respect to each Real Property Interest as to which a title commitment is obtained pursuant to this Section 6.9(a), copies of all instruments evidencing the scope and extent of all easements, rights-of-way, and restrictions of record with respect thereto; and

                 (4) with respect to each Real Property Interest as to which a title commitment is obtained pursuant to this Section 6.9(a), a current survey of the relevant parcel, prepared and certified to Buyer and to the title insurer of such Real Property Interest by a licensed surveyor and conforming to current ALTA Minimum Detail Requirements for Land Title Surveys, disclosing the location of all improvements, easements, party walls, sidewalks, roadways, utility lines, and other matters customarily shown on such surveys.

             (b) If the title-commitments, surveys, and related information obtained by Buyer pursuant to Section 6.9(a) reveal (i) any easement, covenant, condition, restriction, encroachment, lack of practical access to public roads, or other encumbrance, defect, or condition with respect to any Real Property Interest (other than any easement, covenant, condition, or restriction that is disclosed on Schedule 3.5) that, individually or in the aggregate, has a material adverse effect on the use of such Real Property Interest in the conduct of the business of the Station or materially detracts from the value of such Real Property Interest in the conduct of the business of the Station (each, a "Title Defect"), Buyer may give Sellers written notice of its objection to any such Title Defect at any time within thirty (30) days after the date of this Agreement. Within seven (7) days after their receipt of Buyees objection to any such Title Defect, Sellers shall notify Buyer whether they agree to cure or correct such Tide Defect prior to the Closing. If Sellers do not agree to cure or correct any such Title Defect, Buyer may terminate this Agreement pursuant to Section 9.2(a).

             (c) For purposes of this Agreement, "Permitted Encumbrances" shall include, in addition to the matters described in Section 1. 1, any Title Defect (other than any claim, liability, security interest, mortgage, hen (including any tax or judgment lien), pledge, or other monetary charge) that is disclosed in the title commitments, surveys, and related information obtained by Buyer pursuant to Section 6.9(a) if (i) Buyer does not object to such Title Defect on or before the date specified above for Buyer's objection, or (ii) Buyer objects to such Title Defect and Sellers notify Buyer within seven (7) days after their receipt of Buyer's objection of Sellers' election not to cure or correct such Title Defect.

             (d) Sellers shall remove prior to Closing any claim, liability, security interest, mortgage, lien (including any tax or judgment lien), pledge, or other monetary charge except for Permitted Encumbrances with respect to any Real Property Interest. 6.10 Environmental Survey.

         6.10 Environmental Survey

             (a) Sellers have heretofore provided to Buyer a copy of the Phase I Environmental Site Assessment of 6740 Arrington Road, Fairfax, Virginia, prepared for Sellers by Law Engineering and Environmental Services, Inc., dated October 4, 1996, and Addendum No. I thereto dated October 10, 1996 (together, the "Law Engineering Phase I Report"), for the information of Buyer, but without any representation or warranty being made by Sellers or ValueVision as to the accuracy or completeness of any of the information contained therein.

             (b) Buyer may, at its option and expense, retain an environmental consultant to be selected by Buyer to perform Phase I environmental surveys of the properties of the Station. If such survey discloses any material environmental hazard or material possibility of future material liability for environmental damages or clean-up costs not identified in the Law Engineering Phase I Report (each, an "Environmental Hazard"), Buyer shall so notify Sellers as soon as practicable.

             (c) If Buyer notifies Sellers pursuant to Section 6.10(b) of any Environmental Hazard as indicated in an environmental study described in
Section 6.10(b), within thirty (30) days after the date of this Agreement, then Sellers may, by notice delivered to Buyer within seven (7) days after their receipt of such notice from Buyer, agree to remedy such Environmental Hazard prior to the Closing Date. If Sellers do not agree prior to the end of such seven-day period to remedy such Environmental Hazard prior to the Closing Date, then Buyer may terminate this Agreement pursuant to Section 9.2(b).

         6.11 Engineering Study

             (a) Buyer may, at its option arid expense, retain an engineering firm or other broadcast engineer to conduct proof of performance studies of the Station and to prepare a report on the Station's compliance with customary engineering practices and all applicable FCC rules, regulations, prescribed practices, and technical standards. If either study discloses any material deficiencies in the operations or equipment of the Station (each, a "Technical Deficiency"), Buyer shall so notify Sellers as soon as practicable.

             (b) If Buyer notifies Sellers pursuant to Section 6.11(a) of any Technical Deficiency, as indicated in either engineering study described in
Section 6.11(a), within thirty (30) days after the date of this Agreement, then Sellers may, by notice delivered to Buyer within seven (7) days after-Sellers' receipt of such notice from Buyer, agree to remedy such Technical Deficiency prior to the Closing Date. If Sellers do not agree pursuant to this Section 6.11(b) prior to the end of such seven-day period to remedy any Technical Deficiency prior to the Closing Date, then Buyer may terminate this Agreement pursuant to section 9.2(c).

         6.12 Sales Tax Fillings. Sellers shall continue to file Virginia sales tax returns with respect to the Station in accordance with all applicable legal requirements and shall concurrently deliver copies of all such returns to Buyer.

         6.13 Accounts Receivable.

             (a) Collection. At the Closing, Sellers shall designate Buyer as their agent to collect any accounts receivable of Sellers in existence on the Closing Date and arising from the sale of advertising time by the Station prior to the Closing Date (the "Station's Receivables"). Buyer shall use reasonable efforts to collect the Stations Receivables during the "Collection Period," which shall be the period beginning on the Closing Date and ending on the last day of the fourth calendar month beginning after the Closing Date. Buyer shall not be obligated to use any extraordinary efforts to collect any of the Station's Receivables or to refer any of the Station's Receivables to a collection agency or attorney for collection, and Buyer shall not make any such referral or compromise, nor settle or adjust the amount of any of the Station's Receivables, except with the approval of ValueVision. Sellers and their respective representatives and agents may undertake to collect any of the Stations Receivables during the Collection Period so long as Sellers first notify and consult with Buyer concerning Sellers' proposed collection efforts.

             (b) Payments to ValueVision. On or before the twentieth day after the end of each full calendar month during the Collection Period, Buyer shall furnish to ValueVision (i) a list of the amounts collected before the end of such month with respect to the Station's Receivables, and (ii) the amount collected during such month with respect to the Station's Receivables. On or before the twentieth day after the end of the Collection Period, Buyer shall furnish ValueVision with a list of all of the Station's Receivables that remain uncollected at the end of the Collection Period.

             (c) Further Obligations. After the expiration of the Collection Period, Buyer shall have no further obligation hereunder other than to make the payment under Section 6.13(b) and to remit to ValueVision any payments with respect to any of the Stations Receivables that Buyer subsequently receives, and any Seller itself may act to collect any of the Station's Receivables that remain uncollected without restriction.

         6.14 No Inconsistent Action. Between the date of this Agreement and the Closing Date, no party shall take any action that is inconsistent with its obligations under this Agreement in any material respect or that could reasonably be expected to hinder or delay the consummation of the transactions contemplated by this Agreement. Between the date of this Agreement and the Closing Date, Buyer shall not take any action that would disqualify Buyer from being the licensee of the Station under the Communications Act of 1934, as amended, and the rules and regulations of the FCC, each as in effect on the date of this Agreement.

         6.15 CTN Lease. VVI Manassas shall give notice of termination to CTN of that certain Lease by and between VVI Manassas and CTN dated as of March 28, 1994 (the "CTN Lease"), promptly after execution of this Agreement.

         6.16 Acquisition of Transmitter Site and Relocation of Studio. Anything herein to the contrary notwithstanding, it is expressly agreed by the parties that Sellers may, in their sole discretion, elect to purchase the real property currently leased as the transmitter site for the Station and to relocate the studio for the Station to such site (the "Transmitter Site"). In the event Sellers elect to enter into any transaction described in the preceding sentence, such transaction shall be binding on Buyer and shall not result in any amendment to this Agreement or any change in the Purchase Price, and Buyer consents in advance to any such transaction(s), whether consummated before or after the Closing Date, and agrees to cooperate with Sellers in effectuating such transaction(s), provided that any initial purchase by Sellers of the Transmitter Site is consummated pursuant to terms and conditions which shall not impose liability for any portion of the purchase price of the Transmitter Site on Buyer and any relocation of the studio for the Station is accomplished at no cost to Buyer prior to Closing or as soon thereafter as reasonably practicable.

SECTION 7    CONDITIONS TO OBLIGATIONS OF BUYER AND SELLERS AT
             CLOSING.

         7.1 Conditions to Obligations of Buyer. All obligations of Buyer at the Closing are subject to the fulfillment prior to or at the Closing Date of each of the following conditions, any of which may be waived by Buyer in writing:

             (a) FCC Consent. The FCC Consent shall have been granted.

             (b) [Intentionally omitted].

             (c) HSR Act. The waiting period under the HSR Act shall have expired or been terminated without action by the DOJ or the FTC to prevent the Closing.

             (d) Deliveries. Sellers shall have made or stand willing to make all the deliveries to Buyer set forth in Section 8.2(a),(b), and (e).

             (e) Station. The FCC shall have (i) approved the sale of the television station described in Schedule 4.3 in accordance with the requirements of Section 6.1(b) and the closing of such sale shall have occurred or shall be scheduled to occur immediately prior to the Closing, or (ii) the FCC shall have granted to Buyer a temporary waiver permitting the Closing to occur prior to the sale of the station described in Schedule 4.3.

         7.2 Conditions to Obligations of Sellers. All obligations of Sellers at the Closing are subject to the fulfillment prior to or at the Closing Date of each of the following conditions, any of which may be waived by ValueVision in writing:

             (a) Representations and Warranties. All representations and warranties of Buyer contained in this Agreement shall be true and complete in all material respects at and as of the Closing Date as though made at and as of that time, and Sellers shall have received a certificate, executed on behalf of Buyer by an authorized officer, to that effect.

             (b) Covenants and Conditions. Buyer shall have performed and complied in all material respects with all covenants, agreements, and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date, and Sellers shall have received a certificate, executed on behalf of Buyer by an authorized officer, to that effect.

             (c) Deliveries. Buyer shall have made or stand willing to make all the deliveries set forth in Section 8.3.

             (d) FCC Consent. The FCC Consent shall have been granted.

             (e) HSR Act. The waiting period under the HSR Act shall have expired or been terminated without action by the DOJ or the FTC to prevent the Closing.

             (f) Judgments. There shall not be in effect any judgment, decree, or order that would prevent or make unlawful the Closing.

SECTION 8    CLOSING AND CLOSING DELIVERIES.

         8.1 Closing.

             (a) Closing Date.

                 (1) Except as provided in the following sentence or as otherwise agreed to by Buyer and ValueVision, but subject to Section 8.1(a)(2), the Closing shall take place at 10:00 a.m. on a date, to be set by Buyer on at least five (5) days' written notice to ValueVision, which shall be not earlier than the later of February 3, 1997 or the first business day after the FCC Consent is granted and not later than twenty (20) business days following the date upon which the FCC Consent has become a Final Order. Except as otherwise agreed to by Buyer and ValueVision, but subject to Section 8.1(a)(2), if Buyer fails to specify the date for Closing pursuant to the preceding sentence prior to the fifteenth business day after the date upon which the FCC Consent has become a Final Order, the Closing shall take place on the twentieth business day after the date upon which the FCC Consent has become a Final Order.

                 (2) Notwithstanding Section 8.1(a)(1), if on the date that but for this Section 8. 1 (a)(2), would be the Closing Date pursuant to Section 8.1(a)(1), the certificate provided to Buyer under Section 8.2(f) discloses, or the Buyer has notified Sellers in writing that it has determined that, any representation or warranty of Sellers and ValueVision contained in this Agreement is not true and complete In A Material Way, or that Sellers have failed to comply with their obligations and covenants to be performed under this Agreement In A Material Way, then (A) Sellers shall take any actions necessary or appropriate to make such representation or warranty true and complete or to comply with such obligations and covenants, and (B) the Closing shall be postponed for such period as is required to cure the conditions warranting such postponement.

             (b) Closing Place. The Closing shall be held at the offices of Dow, Lohnes & Albertson in Washington, D.C., or any other place that is agreed upon by Buyer and ValueVision.

         8.2 Deliveries by Sellers. Prior to or on the Closing Date, Sellers shall deliver to Buyer the following, in form and substance reasonably satisfactory to Buyer and its counsel:

             (a) Deeds. Duly executed quitclaim deeds that are sufficient to vest all of any Seller's right, title, and interest in and to all Real Property Interests (including any real property acquired before Closing pursuant to Section 6.16 of this Agreement) in the name of Buyer, free and clear of all claims, liabilities, security interests, mortgages, liens, pledges, conditions, charges, covenants, easements, restrictions, encroachments, leases, or encumbrances of any nature, except for Permitted Encumbrances.

             (b) Other Conveyancing Documents. Duly executed bills of sale, motor vehicle titles, assignments, and other transfer documents that are sufficient to vest good title to all Assets (other than Real Property Interests) in the name of Buyer, free and clear of all claims, liabilities, security interests, mortgages, liens, pledges, conditions, charges, covenants, easements, restrictions, encroachments, leases, or encumbrances of any nature.

             (c) Working Capital Payment. Any payment required to be made by Sellers pursuant to Section 2.4(d)(1).

             (d) Estoppel Certificates and Lessor's Consents. Any estoppel certificates and consents of lessors that Sellers shall have obtained pursuant to Section 5.1 1.

             (e) Consents. A manually executed copy of any instrument evidencing receipt of any Consent.

             (f) Certificate. A certificate, dated as of the Closing Date, executed on behalf of each Seller by an authorized officer, certifying that, except as specifically stated in such certificate, (1) the representations and warranties of each Seller and ValueVision contained in this Agreement are true and complete in all material respects as of the Closing Date as though made on and as of that date, and (2) each Seller and ValueVision has in all material respects performed and complied with all of its obligations, covenants, and agreements set forth in this Agreement to be performed and complied with on or prior to the Closing Date; provided, however, that if such certificate shall disclose, or Buyer shall notify Sellers in writing prior to the Closing Date that Buyer has determined that, any representation or warranty of Sellers or ValueVision contained in this Agreement is not true and complete as of the Closing Date In A Material Way, or that Sellers or ValueVision have failed to comply with their obligations and covenants to be performed under this Agreement as of the Closing Date In A Material Way, Buyer may elect to delay the Closing until such representation or warranty is made materially true and complete or such obligation or covenant is complied with in all material respects, as the case may be, and Buyer's sole remedy hereunder shall be the remedy of specific performance to compel Sellers or ValueVision to make such representation or warranty materially true and complete or such obligation or covenant to be complied with in all material respects. For purposes of this Agreement, "In A Material Way" shall mean that an expenditure in excess of $100,000.00 is reasonably estimated to be required to make such representation or warranty materially true and complete or to materially comply with such obligation or covenant.

             (g) Licenses, Contracts, Business Records, Etc. Copies of all Licenses, Assumed Contracts, blueprints, schematics, working drawings, plans, projections, engineering records, and all files and records used by any Seller in connection with its operation of the Station and included in the Assets.

         8.3 Deliveries by Buyer and PCC. Prior to or on the Closing Date, Buyer and PCC shall deliver to Sellers the following, in form and substance reasonably satisfactory to Sellers and their counsel:

             (a) Purchase Price. The Purchase Price as provided in Section 2.3.

             (b) Working Capital Payment. Any payment required to be made by Buyer pursuant to Section 2.4(d)(2).

             (c) Assumption Agreements. Appropriate assumption agreements pursuant to which Buyer shall assume and undertake to perform each Seller's obligations under the Licenses and Assumed Contracts to the extent provided in
Section 2.5.

             (d) Certificate. A certificate, dated as of the Closing Date, executed on behalf of Buyer by an authorized officer, certifying that, except as specifically stated in such certificate, (1) the representations and warranties of Buyer and PCC contained in this Agreement are true and complete in all material respects as of the Closing Date as though made on and as of that date, and (2) Buyer and PCC have in all material respects performed and complied with all of their obligations, covenants, and agreements set forth in this Agreement to be performed and complied with on or prior to the Closing Date.

SECTION 9      TERMINATION.

         9.1 Termination by Sellers and ValueVision. This Agreement may be terminated by Sellers and ValueVision and the purchase and sale of the Station abandoned, upon written notice to Buyer, upon the occurrence of any of the following:

             (a) Conditions. If on the date that would otherwise be the Closing Date any of the conditions precedent to the obligations of Sellers set forth in this Agreement have not been satisfied or waived in writing by Sellers.

             (b) Judgments. If there shall be in effect on the date that would otherwise be the Closing Date any judgment, decree, or order that would prevent or make unlawful the Closing.

             (c) Upset Date. If the Closing shall not have occurred on or prior to October 1, 1997; provided, however, that Sellers and ValueVision shall not be entitled to terminate this Agreement pursuant to this Section 9.l(c) if (a) the Closing shall not have occurred on or prior to October 1, 1997, as a result of the intentional breach of this Agreement by Sellers or (b) the Closing has been postponed beyond October 1, 1997 pursuant to Section 8.1 (a)(2), but only for such period as is required to cure the condition warranting such postponement.

             (d) Breach. If Buyer or PCC is in breach in any material respect of any of its representations, warranties, or covenants under this Agreement.

             (e) If Buyer shall not have filed with the FCC the necessary application to sell the station described in Schedule 4.3 within fifteen (15) business days of the date that Seller and Buyer shall have filed with the FCC the necessary applications for the FCC Consent, as required by Section 6.1(b).

         9.2 Termination by Buyer and PCC. This Agreement may be terminated by Buyer and PCC and the purchase and sale of the Station abandoned, if Buyer and PCC are not then in material default, upon written notice to Sellers and ValueVision, upon the occurrence of any of the following:

             (a) Title Defects. If Buyer shall have notified Sellers pursuant to Section 6.9(b) of any Title Defect within thirty (30) days after the date of this Agreement and Sellers shall not have agreed within the period specified in
Section 6.9(b) to cure or correct such Title Defect; provided, however, that Buyer may only terminate this Agreement pursuant to this Section 9.2(a) by delivering written notice to ValueVision within seven (7) days after the end of the period specified in Section 6.9(b) during which Sellers had the right to elect to cure or correct such Title Defect.

             (b) Environmental Hazards. If Buyer shall have notified Sellers pursuant to Section 6.10(a) of any Environmental Hazard within thirty (30) days after the date of this Agreement and Sellers shall not have agreed within the period specified in Section 6.10(b) to remedy such Environmental Hazard; provided, however, that Buyer may only terminate this Agreement pursuant to this Section 9.2(b) by delivering written notice to ValueVision within seven
(7) days after the end of the period specified in Section 6.10(b) during which Sellers had the right to elect to remedy such Environmental Hazard.

             (c) Technical Deficiencies. If Buyer shall have notified Sellers pursuant to Section 6.10(a) of any Technical Deficiency within thirty (30) days after the date of this Agreement and Sellers shall not have agreed "Within the period specified in Section 6.11(b) to remedy such Technical Deficiency; provided, however, that Buyer may only terminate this Agreement pursuant to this Section 9.2(c) by delivering written notice to ValueVision within seven
(7) days after the end of the period specified in Section 6.11(b) during which Sellers had the right to elect to remedy such Technical Deficiency.

             (d) Material Contracts. If Sellers shall not have obtained and delivered to Buyer, within thirty (30) days after the date of this Agreement, with respect to each Material Contract, any consent required for the assignment to Buyer of such Material Contract, without any change in the terms or conditions of such Material Contract that could reasonably be expected to be less advantageous to Buyer than those pertaining under the Material Contract as in effect on the date of this Agreement; provided, however, that Buyer may only terminate this Agreement pursuant to this Section 9.2(d) by delivering written notice to ValueVision within seven (7) days after the end of such thirty-day period if such Consent has not been delivered to Buyer.

         9.3 Escrow Deposit. Simultaneously with the execution and delivery of this Agreement, Buyer has deposited with the Escrow Agent the amount of One Million Dollars ($1,000,000.00) in accordance with the Escrow Agreement. All funds and documents deposited with the Escrow Agent shall be held and disbursed in accordance with the terms of the Escrow Agreement and the following provisions:

             (a) At the Closing, Buyer and ValueVision shall jointly instruct the Escrow Agent to disburse all amounts held by the Escrow Agent pursuant to the Escrow Agreement, including any interest or other proceeds from the investment of funds held by the Escrow Agent, to or at the direction of Buyer.

             (b) If this Agreement is terminated pursuant to Section 9.1(a),
(b) or (c), by Sellers and ValueVision, Buyer and ValueVision shall jointly instruct the Escrow Agent to disburse all amounts held by the Escrow Agent pursuant to the Escrow Agreement, including any interest or other proceeds from the investment of funds held by the Escrow Agent, to or at the direction of ValueVision.

             (c) If this Agreement is terminated by Buyer and PCC pursuant to
Section 9.2, then Buyer and ValueVision shall jointly instruct the Escrow Agent to disburse all amounts held by the Escrow Agent pursuant to the Escrow Agreement, including any interest or other proceeds from the investment of funds held by the Escrow Agent, to or at the direction of Buyer.

         9.4 Rights on Termination.

             (a) If this Agreement is terminated by Sellers and ValueVision pursuant to Section 9.1 (a), (b), (c), or (e), Buyer shall promptly pay or cause to be paid to Sellers the sum of Two Million Dollars ($2,000,000.00), which amount shall be liquidated damages and shall constitute full payment and the exclusive remedy for any damages suffered by Sellers and ValueVision by reason of such event. The parties hereto agree in advance that actual damages would be difficult to ascertain and that the sum of Two Million Dollars ($2,000,000.00) is a fair and equitable amount to reimburse Sellers and ValueVision for damages sustained due to such event. Any payment to ValueVision pursuant to Section 9.3(b) shall be credited against Buyer's obligation to Sellers pursuant to this Section 9.4(a).

             (b) If this Agreement is terminated by Sellers and ValueVision pursuant to Section 9.1(d), Sellers and Value Vision may pursue any remedy available at law or equity against Buyer and PCC as a result of such breach, including without limitation an action to recover damages from such breach (without any limitation as set forth in Section 9.4(a) of this Agreement).

             (c) Termination of this. Agreement by Buyer and PCC pursuant to
Section 9.2 shall be without liability or obligation on the part of any Seller or ValueVision to Buyer or PCC.

         9.5 Specific Performance. The parties recognize that if any Sellers breach this Agreement and refuse to perform under the provisions of this Agreement, monetary damages alone would not be adequate to compensate Buyer for its injury. Buyer shall therefore be entitled to obtain specific performance of the terms of this Agreement, which shall be Buyer's exclusive remedy hereunder. If any action is brought by Buyer to enforce this Agreement, each Seller shall waive the defense that there is an adequate remedy at law.

         9.6 No Special Damages. No party to this Agreement shall be entitled to any special, incidental, or consequential damages as a result of the breach of this Agreement by any other party to this Agreement.

SECTION 10       INDEMNIFICATION.

         10.1 Indemnification by Sellers and ValueVision. After the Closing, and regardless of any investigation made at any time by or on behalf of Buyer or PCC or any information Buyer or PCC may have, each Seller and ValueVision hereby agree, jointly and severally, to indemnify and hold Buyer and PCC and their officers, directors, employees, and representatives harmless against and with respect to, and shall reimburse Buyer and its officers, directors, employees, and representatives for:

             (a) Any and all losses, liabilities, or damages resulting from the operation or ownership of the Station prior to the Closing, including any liabilities arising under the Licenses or the Assumed Contracts that relate to events occurring prior the Closing Date, or resulting from any other obligations of any Seller that are not assumed by Buyer pursuant to this Agreement, including any liabilities arising at any time under any Contract that is not included in the Assumed Contracts;

             (b) Any loss, liability, obligation, or cost resulting from any agreement with any finder, broker, advisor, or similar Person retained by or on behalf of any Seller relating to the transactions contemplated by this Agreement;

             (c) Any and all out-of-pocket costs and expenses, including reasonable legal fees and expenses, incident to any action, suit, proceeding, claim, demand, assessment, or judgment incident to the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnity.

         10.2 Indemnification by Buyer and PCC. After the Closing, and regardless of any investigation made at any time by or on behalf of any Seller or ValueVision or any information any Seller or ValueVision may have, Buyer and PCC hereby agree, jointly and severally, to indemnify and hold each Seller and ValueVision and their officers, directors, employees, and representatives harmless against and with respect to, and shall reimburse each Seller and ValueVision and their officers, directors, employees, and representatives for:

             (a) Any and all obligations of such Seller assumed by Buyer pursuant to this Agreement;

             (b) Any and all losses, liabilities, or damages resulting from the operation or ownership of the Station after the Closing;

             (c) Any loss, liability, obligation, or cost resulting from any agreement with any finder, broker, advisor, or similar Person retained by or on behalf of Buyer relating to the transactions contemplated by this Agreement; and

             (d) Any and all out-of-pocket costs and expenses, including reasonable legal fees and expenses, incident to any action, suit, proceeding, claim, demand, assessment, or judgment incident to the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnity.

         10.3 Procedure-for Indemnification. The procedure for indemnification shall be as follows:

             (a) The party claiming indemnification (the "Claimant') shall promptly give notice to the party from which indemnification is claimed (the 'Indemnifying Party") of any claim, whether between the parties or brought by a third party, specifying in reasonable detail the factual basis for the claim.

             (b) With respect to claims solely between the parties, following receipt of notice from the Claimant of a claim, the Indemnifying Party shall have thirty (30) days to make such investigation of the claim as the indemnifying Party deems necessary or desirable. For the purposes of such investigation, the Claimant agrees to make available to the Indemnifying Party and its authorized representatives the information relied upon by the Claimant to substantiate the claim. If the Claimant and the Indemnifying Party agree at or prior to the expiration of the thirty-day period (or any mutually agreed upon extension thereof) to the validity and amount of such claim, the Indemnifying Party shall immediately pay to the Claimant the full amount of the claim. If the Claimant and the Indemnifying Party do not agree within the thirty-day period (or any mutually agreed upon extension thereof), the Claimant may seek appropriate remedy at law or equity or under the arbitration provisions of this Agreement, as applicable.

             (c) With respect to any claim by a third party as to which the Claimant is entitled to indemnification under this Agreement, if the Indemnifying Party notifies the Claimant in writing within ten (IO) days of its receipt of notice from the Claimant of the third-party claim that the Indemnifying Party acknowledges its potential liability to the Claimant under this Agreement, the Indemnifying Party shall have the right at its own expense, to participate in or assume control of the defense of such claim, and the Claimant shall cooperate fully with the Indemnifying Party, subject to reimbursement for actual out-of-pocket expenses incurred by the Claimant as the result of a request by the Indemnifying Party. If the Indemnifying Party elects to assume control of the defense of any third-party claim, the Claimant shall have the right to participate in the defense of such claim at its own expense. If the Indemnifying Party fails timely to notify the Claimant in writing that the Indemnifying Party acknowledges its potential liability to the Claimant under this Agreement or if the Indemnifying Party does not elect to assume control or otherwise participate in the defense of any third-party claim, the Indemnifying Party shall be bound by the results obtained by the Claimant with respect to such claim.

             (d) If a claim, whether between the parties or by a third party, requires immediate action, the parties will make every effort to reach a decision with respect thereto as expeditiously as possible.

             (e) For the purpose of the procedures set forth in this Section 10.3, any indemnification claim by any officer, director, employee, or representative of Buyer shall be made by and through PCC, and any indemnification claim by any officer, director, employee, or representative of any Seller shall be made by and through ValueVision.

SECTION 11       (Intentionally omitted]

SECTION 12       MISCELLANEOUS.

         12.1 Fees and Expenses. ValueVision and Buyer shall each pay one-half of any filing fees, transfer taxes, recordation taxes, sales taxes, document stamps, or other charges levied by any governmental entity in connection with the transactions contemplated by this Agreement, including any fees payable to the FCC in connection with the filing of the applications for FCC Consent and the fee imposed by the FTC in connection with filings made pursuant to the HSR Act. Except as otherwise provided in this Agreement, each party shall pay its own expenses incurred in connection with the authorization, preparation, execution, and performance of this Agreement, including all fees and expenses of counsel, accountants, agents and representatives, and each party shall be responsible for all fees or commissions payable to any finder, broker, advisor, or similar Person retained by or on behalf of such party.

         12.2 Notices. All notices, demands, and requests required or permitted to be given under the provisions of this Agreement shall be (a) in writing, (b) delivered by telecopier, by personal delivery, by commercial delivery service, or by registered or certified mail, return receipt requested, (c) deemed to have been given on the date on which the telecopy is confirmed, the date of personal delivery, or the date set forth in the records of the delivery service or on the return receipt, as applicable, and (d) addressed as follows:

If to any Seller or ValueVision:        ValueVision International, Inc.
                                        6740 Shady Oak Road
                                        Eden Prairie, Minnesota 55344
                                        Attention:   Robert L. Johander
                                        Telecopier:  1-612-947-0188

With copies to:                         Wilmer, Cutler &
                                        Pickering 2445 M Street, N.W.
                                        Washington, D.C. 20037-1420
                                        Attention:   M. Carolyn Cox
                                        Telecopier:  1-202-663-6363

If to Buyer or PCC:                     Paxson Communications Corporation
                                        601 Clearwater Park Road
                                        West Palm Beach, Florida 33401
                                        Attention: Lowell W. Paxson, Chairman
                                        Telecopier:  1-407-6594252

With a copy to:                         Dow, Lohnes & Albertson
                                        1200 New Hampshire Avenue, N.W.
                                        Suite 800
                                        Washington, D.C. 20036-1802
                                        Attention: John R. Feore, Jr.
                                        Telecopier: 1-202-776-2222
or to any other or additional Persons and addresses as the parties may from time to time designate in a writing delivered in accordance with this Section 12.2.

         12.3 Arbitration. Except as otherwise provided to the contrary below, any dispute arising out of or related to this Agreement that Sellers and/or ValueVision and Buyer and/or PCC are unable to resolve by themselves shall be settled by arbitration in Washington, D.C., by a panel of three arbitrators. Sellers and/or ValueVision and Buyer and/or PCC shall each designate one disinterested arbitrator, and the two arbitrators so designated shall select the third arbitrator. The persons selected as arbitrators need not be professional arbitrators, and persons such as lawyers, accountants, brokers, and bankers shall be acceptable. Before undertaking to resolve the dispute, each arbitrator shall be duly sworn faithfully and fairly to hear and examine the matters in controversy and to make a just award according to the best of his or her understanding. The arbitration hearing shall be conducted in accordance with the commercial arbitration rules for large cases of the American Arbitration Association. The written decision of a majority of the arbitrators shall be final and binding on all Sellers, ValueVision, Buyer, and PCC. The costs and expenses of the arbitration proceeding shall be assessed between Sellers and Buyer in a manner to be decided by a majority of the arbitrators, and the assessment shall be set forth in the decision and award of the arbitrators. Judgment on the award, if it is not paid within thirty days, may be entered in any court having jurisdiction over the matter. No action at law or suit in equity based upon any claim arising out of or related to this Agreement shall be instituted in any court by any Seller, ValueVision, Buyer or PCC against any other party except (a) an action to compel arbitration pursuant to this Section 12.3, (b) an action to enforce the award of the arbitration panel rendered in accordance with this Section or (c) a suit for specific performance pursuant to Section 9.5.

         12.4 Benefit and Binding Effect. (a) No party may assign this Agreement without the prior written consent of the other parties hereto, except that (a) without the consent of any Seller or ValueVision, Buyer may (i) collaterally assign its rights and interests under this Agreement to its lenders, and (b) without the consent of Buyer or PCC, either Seller may assign its rights and interests under this Agreement to the other or to ValueVision in connection with the assignment of all its assets and liabilities to the other or to ValueVision. If either Seller assigns all its assets to the other or to ValueVision as contemplated by the preceding sentence and, in connection therewith, ValueVision assumes all obligations and liabilities of such Seller under this Agreement, Buyer and Sellers agree to amend this Agreement so as to eliminate such Seller as a party hereto and to reflect the assumption by ValueVision of all obligations and liabilities of Seller under this Agreement. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

             (b) Upon notice by either Seller or Buyer that an assignment permitted by Section 12.4(a) has occurred, the other party shall enter into an Amended and Restated Asset Purchase Agreement to reflect the new parties hereto as a result of such assignment; provided that the other party shall not condition its execution of such Amended and Restated Asset Purchase Agreement upon the modification or inclusion of any provision therein. The other party shall execute any such Amended and Restated Asset Purchase Agreement within two
(2) business
days of presentation of same by Sellers or Buyer, as the case may be, and any failure or refusal to do so shall be a material breach of this Agreement.


         12.5 Further Assurances. The parties shall take any actions and execute any other documents that may be necessary or desirable to the implementation and consummation of this Agreement, including, in the case of Sellers, any additional deeds, bills of sale, or other transfer documents that, in the reasonable opinion of Buyer, may be necessary to ensure, complete, and evidence the full and effective transfer of the Assets to Buyer pursuant to this Agreement.

         12.6 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED, CONSTRUED, AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE (WITHOUT REGARD TO THE CHOICE OF LAW PROVISIONS THEREOF).

         12.7 Headings. The headings in this Agreement are included for ease of reference only and shall not control or affect the meaning or construction of the provisions of this Agreement.

         12.8 Gender and Number. Words used in this Agreement, regardless of the gender and number specifically used, shall be deemed and construed to include any other gender, masculine, feminine, or neuter, and any other number, singular or plural, as the context requires.

         12.9 Entire Agreement. This Agreement, the Escrow Agreement, the schedules, hereto, and all documents, certificates, and other documents to be delivered by the parties pursuant hereto, collectively represent the entire understanding and agreement between Buyer, PCC, Sellers, and ValueVision with respect to the subject matter of this Agreement. This Agreement supersedes all prior negotiations among Buyer, PCC, Sellers, and ValueVision and cannot be amended, supplemented, or changed except by an agreement in writing that makes specific reference to this Agreement and that is signed by the party against which enforcement of any such amendment, supplement, or modification is sought.

         12.10 Waiver of Compliance; Consents. Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, representation, warranty, covenant, agreement, or condition in this Agreement may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, representation, warranty, covenant, agreement, or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 12.10.

         12.11 Counterparts. This Agreement may be signed in counterparts with the same effect as if the signature on each counterpart were upon the same instrument.

         IN WITNESS WHEREOF, this Agreement has been executed by Sellers, ValueVision, Buyer, and PCC as of the date first written above.

                                     VALUEVISION INTERNATIONAL, INC.

                                     By: /s/ Robert L. Johander
                                        ---------------------------------------

                                     Name:   Robert L. Johander
                                          -------------------------------------

                                     Title:  Chairman and CEO
                                           ------------------------------------


                                     VVI MANASSAS, INC.

                                     By: /s/ Robert L. Johander
                                        ---------------------------------------

                                     Name:   Robert L. Johander
                                          -------------------------------------

                                     Title:  Chairman and CEO
                                           ------------------------------------


                                     WVVI(TV), INC.
                                     By: /s/ Robert L. Johander
                                        ---------------------------------------

                                     Name:   Robert L. Johander
                                          -------------------------------------

                                     Title:  Chairman and CEO
                                           ------------------------------------


                                     PAXSON COMMUNICATIONS OF
                                     WASHINGTON-66, INC.

                                     By:   /s/ Lowell W. Paxson
                                        ---------------------------------------

                                     Name:     Lowell W. Paxson
                                          -------------------------------------

                                     Title:    Chairman
                                           ------------------------------------

                                     PAXSON COMMUNICATIONS
                                     CORPORATION


                                     By:   /s/ Lowell W. Paxson
                                        ---------------------------------------

                                     Name:     Lowell W. Paxson
                                          -------------------------------------

                                     Title:    Chairman
                                           ------------------------------------